UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) October 2, 2023

BRIGHT GREEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-41395	83-4600841
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1033 George Hanosh Boulevard

Grants, NM 87020

(Address of principal executive offices and zip code)

(833) 658-1799

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BGXX	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

The disclosure set forth under Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 2, 2023, Seamus McAuley, the Chief Executive Officer of Bright Green Corporation, a Delaware corporation (the “Company”), resigned from his position as Chief Executive Officer of the Company in connection with the appointment of Gurvinder Singh as Chief Executive Officer, as described below. Mr. McAuley indicated to the Company that he did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Gurvinder Singh was appointed Chief Executive Officer of the Company, effective as of October 2, 2023. On September 20, 2023, effective as of October 2, 2023, the Company entered into an Executive Employment Agreement with Mr. Singh (the “Agreement”) to serve as the Company’s Chief Executive Officer. The Agreement provides Mr. Singh a monthly base salary of $33,333.33, customary reimbursement for certain expenses, and eligibility to participate in the Company’s benefit plans and executive compensation programs generally. The Agreement provides for the award of up to an aggregate of 625,000 restricted stock units and 625,000 options to acquire shares of the Company’s common stock (the “Signing Awards”), pursuant to the Company’s 2022 Omnibus Equity Incentive Plan (the “Plan”). The Signing Awards vest in accord with the terms provided in the Agreement. In addition, upon the achievement of specific milestones as set forth in the Agreement, Mr. Singh shall be eligible to receive additional awards of up to an aggregate of 625,000 restricted stock units and 625,000 options to acquire shares of common stock (the “Milestone Awards”). Each Milestone Award is subject to and conditioned upon the approval of the Board of Directors, which approval shall be granted as each milestone is met. The Agreement subjects Mr. Singh to standard restrictive covenants for agreements of its type, including non-competition, non-solicitation, and invention assignment provisions.

Mr. Singh has been the CEO of Peak Visory Consulting, a strategic firm specializing in guiding U.S. and Asia-based companies to entry in U.S. markets, since he founded the Company in January 2022. From January 2022 until September 2023, Mr. Singh served as the Chief Strategy Officer for Pangea Global Technology Inc., a vertically integrated company operating in the Ag Tech and smart lighting wireless technology space. Mr. Singh co-founded Glass House Brands Inc. in January 2018 and served as the Chief Marketing Officer from such time until October 2021. During his time at Glass House Brands Inc., Mr. Singh was responsible for the formation and growth of the company’s commercial cannabis operations, including the development of six million square feet of cultivation and the brand’s consumer retail business. Previously, Mr. Singh co-founded SC Investments LLC, a real estate investment firm, in January 2013 and served as CEO from such time until 2017. Prior to that, Mr. Singh co-founded TCW Trends, Inc., an active-branded apparel company, where he was pivotal in forging alliances with global retail partners. Mr. Singh holds board advisory positions for several international companies spanning across the Ag-tech, Real Estate and Consumer packaged goods sectors. Mr. Singh earned a B.A from Stanford University and an OPM certification from the Harvard Business School.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by its full text, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events

On October 3, 2023, the Company issued a press release, a copy of which is filed herewith as Exhibit 99.1, announcing the CEO transition. The information set forth in this Item 8.01 and in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 8.01 and in Exhibit 99.1 shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits.

Exhibit Number	Description
10.1¥	Executive Employment Agreement, dated as of September 20, 2023 and Effective October 2, 2023, by and between Bright Green Corporation and Gurvinder Singh.
99.1	Press release dated October 3, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

¥ Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2023	Bright Green Corporation

	By:	/s/ Gurvinder Singh
Gurvinder Singh
Chief Executive Officer